UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )*

Earthstone Energy, Inc.

(Name of Issuer)

Class A Common Stock, par value $0.001

(Title of Class of Securities)

27032D304

(CUSIP Number)

August 17, 2022

(Date of Event Which Requires Filing of this Statement)

Check the Appropriate Box to Designate the Rule Pursuant to Which this Schedule Is Filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	Names of Reporting Persons Warburg Pincus Private Equity (E&P) XI–A, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,584,296
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,584,296

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,584,296
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 1.52% (1)
12.	Type of Reporting Person (See Instructions) PN

(1)

This calculation is based on a total of 104,442,648 shares of Class A common stock, par value $0.001 per share (“Class A Common Stock”), of Earthstone Energy, Inc., a Delaware corporation (the “Issuer”) issued and outstanding as of July 28, 2022 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 4, 2022 (the “Form 10-Q”). The calculation excludes 34,261,641 shares of the Issuer’s Class B common stock, par value $0.001 per share (“Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), issued and outstanding as of July 28, 2022, as reported in the Issuer’s Form 10-Q, which outstanding shares of Class B Common Stock (none of which are held by the Reporting Persons), together with an equivalent number of membership units of Earthstone Energy Holdings, LLC, a Delaware limited liability company (“EEH”), are exchangeable by the holders thereof for shares of Class A Common Stock on a one-for-one basis.

1.	Names of Reporting Persons Warburg Pincus XI (E&P) Partners–A, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 121,818
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 121,818

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 121,818
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0.12% (1)
12.	Type of Reporting Person (See Instructions) PN

(1)

This calculation is based on a total of 104,442,648 shares of Class A Common Stock issued and outstanding as of July 28, 2022 as reported in the Issuer’s Form 10-Q. The calculation excludes 34,261,641 shares of the Issuer’s Class B Common Stock issued and outstanding as of July 28, 2022, as reported in the Issuer’s Form 10-Q, which outstanding shares of Class B Common Stock (none of which are held by the Reporting Persons), together with an equivalent number of membership units of EEH, are exchangeable by the holders thereof for shares of Class A Common Stock on a one-for-one basis.

1.	Names of Reporting Persons WP IRH Holdings, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,543,471
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,543,471

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,543,471
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 1.48%
12.	Type of Reporting Person (See Instructions) PN

(1)

This calculation is based on a total of 104,442,648 shares of Class A Common Stock issued and outstanding as of July 28, 2022 as reported in the Issuer’s Form 10-Q. The calculation excludes 34,261,641 shares of the Issuer’s Class B Common Stock issued and outstanding as of July 28, 2022, as reported in the Issuer’s Form 10-Q, which outstanding shares of Class B Common Stock (none of which are held by the Reporting Persons), together with an equivalent number of membership units of EEH, are exchangeable by the holders thereof for shares of Class A Common Stock on a one-for-one basis.

1.	Names of Reporting Persons Warburg Pincus XI (E&P) Partners-B IRH, LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 42,801
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 42,801

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 42,801
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0.04% (1)
12.	Type of Reporting Person (See Instructions) OO (Limited Liability Company)

(1)

This calculation is based on a total of 104,442,648 shares of Class A Common Stock issued and outstanding as of July 28, 2022 as reported in the Issuer’s Form 10-Q. The calculation excludes 34,261,641 shares of the Issuer’s Class B Common Stock issued and outstanding as of July 28, 2022, as reported in the Issuer’s Form 10-Q, which outstanding shares of Class B Common Stock (none of which are held by the Reporting Persons), together with an equivalent number of membership units of EEH, are exchangeable by the holders thereof for shares of Class A Common Stock on a one-for-one basis.

1.	Names of Reporting Persons Warburg Pincus XI (E&P) Partners-B, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 42,801
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 42,801

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 42,801
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0.04% (1)
12.	Type of Reporting Person (See Instructions) PN

(1)

This calculation is based on a total of 104,442,648 shares of Class A Common Stock issued and outstanding as of July 28, 2022 as reported in the Issuer’s Form 10-Q. The calculation excludes 34,261,641 shares of the Issuer’s Class B Common Stock issued and outstanding as of July 28, 2022, as reported in the Issuer’s Form 10-Q, which outstanding shares of Class B Common Stock (none of which are held by the Reporting Persons), together with an equivalent number of membership units of EEH, are exchangeable by the holders thereof for shares of Class A Common Stock on a one-for-one basis.

1.	Names of Reporting Persons Warburg Pincus (E&P) XI, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 3,249,585
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 3,249,585

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,249,585
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 3.11% (1)
12.	Type of Reporting Person (See Instructions) PN

(1)

This calculation is based on a total of 104,442,648 shares of Class A Common Stock issued and outstanding as of July 28, 2022 as reported in the Issuer’s Form 10-Q. The calculation excludes 34,261,641 shares of the Issuer’s Class B Common Stock issued and outstanding as of July 28, 2022, as reported in the Issuer’s Form 10-Q, which outstanding shares of Class B Common Stock (none of which are held by the Reporting Persons), together with an equivalent number of membership units of EEH, are exchangeable by the holders thereof for shares of Class A Common Stock on a one-for-one basis.

1.	Names of Reporting Persons Warburg Pincus (E&P) XI LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 3,249,585
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 3,249,585

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,249,585
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 3.11% (1)
12.	Type of Reporting Person (See Instructions)

(1)

This calculation is based on a total of 104,442,648 shares of Class A Common Stock issued and outstanding as of July 28, 2022 as reported in the Issuer’s Form 10-Q. The calculation excludes 34,261,641 shares of the Issuer’s Class B Common Stock issued and outstanding as of July 28, 2022, as reported in the Issuer’s Form 10-Q, which outstanding shares of Class B Common Stock (none of which are held by the Reporting Persons), together with an equivalent number of membership units of EEH, are exchangeable by the holders thereof for shares of Class A Common Stock on a one-for-one basis.

1.	Names of Reporting Persons Warburg Pincus Partners (E&P) XI LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 3,249,585
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 3,249,585

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,249,585
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 3.11% (1)
12.	Type of Reporting Person (See Instructions) OO (Limited Liability Company)

(1)

This calculation is based on a total of 104,442,648 shares of Class A Common Stock issued and outstanding as of July 28, 2022 as reported in the Issuer’s Form 10-Q. The calculation excludes 34,261,641 shares of the Issuer’s Class B Common Stock issued and outstanding as of July 28, 2022, as reported in the Issuer’s Form 10-Q, which outstanding shares of Class B Common Stock (none of which are held by the Reporting Persons), together with an equivalent number of membership units of EEH, are exchangeable by the holders thereof for shares of Class A Common Stock on a one-for-one basis.

1.	Names of Reporting Persons WP Energy IRH Holdings, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 2,372,494
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 2,372,494

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,372,494
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 2.27% (1)
12.	Type of Reporting Person (See Instructions) PN

(1)

This calculation is based on a total of 104,442,648 shares of Class A Common Stock issued and outstanding as of July 28, 2022 as reported in the Issuer’s Form 10-Q. The calculation excludes 34,261,641 shares of the Issuer’s Class B Common Stock issued and outstanding as of July 28, 2022, as reported in the Issuer’s Form 10-Q, which outstanding shares of Class B Common Stock (none of which are held by the Reporting Persons), together with an equivalent number of membership units of EEH, are exchangeable by the holders thereof for shares of Class A Common Stock on a one-for-one basis.

1.	Names of Reporting Persons WP Energy Partners IRH Holdings, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 194,251
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 194,251

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 194,251
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0.19% (1)
12.	Type of Reporting Person (See Instructions) PN

(1)

This calculation is based on a total of 104,442,648 shares of Class A Common Stock issued and outstanding as of July 28, 2022 as reported in the Issuer’s Form 10-Q. The calculation excludes 34,261,641 shares of the Issuer’s Class B Common Stock issued and outstanding as of July 28, 2022, as reported in the Issuer’s Form 10-Q, which outstanding shares of Class B Common Stock (none of which are held by the Reporting Persons), together with an equivalent number of membership units of EEH, are exchangeable by the holders thereof for shares of Class A Common Stock on a one-for-one basis.

1.	Names of Reporting Persons Warburg Pincus Energy (E&P) Partners-B IRH, LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 75,725
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 75,725

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 75,725
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0.07% (1)
12.	Type of Reporting Person (See Instructions) OO (Limited Liability Company)

(1)

This calculation is based on a total of 104,442,648 shares of Class A Common Stock issued and outstanding as of July 28, 2022 as reported in the Issuer’s Form 10-Q. The calculation excludes 34,261,641 shares of the Issuer’s Class B Common Stock issued and outstanding as of July 28, 2022, as reported in the Issuer’s Form 10-Q, which outstanding shares of Class B Common Stock (none of which are held by the Reporting Persons), together with an equivalent number of membership units of EEH, are exchangeable by the holders thereof for shares of Class A Common Stock on a one-for-one basis.

1.	Names of Reporting Persons Warburg Pincus Energy (E&P) Partners-B, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 177,115
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 177,115

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 177,115
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0.17% (1)
12.	Type of Reporting Person (See Instructions) PN

(1)

This calculation is based on a total of 104,442,648 shares of Class A Common Stock issued and outstanding as of July 28, 2022 as reported in the Issuer’s Form 10-Q. The calculation excludes 34,261,641 shares of the Issuer’s Class B Common Stock issued and outstanding as of July 28, 2022, as reported in the Issuer’s Form 10-Q, which outstanding shares of Class B Common Stock (none of which are held by the Reporting Persons), together with an equivalent number of membership units of EEH, are exchangeable by the holders thereof for shares of Class A Common Stock on a one-for-one basis.

1.	Names of Reporting Persons Warburg Pincus Energy (E&P) Partners–A, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 391,849
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 391,849

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 391,849
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0.38% (1)
12.	Type of Reporting Person (See Instructions) PN

(1)

This calculation is based on a total of 104,442,648 shares of Class A Common Stock issued and outstanding as of July 28, 2022 as reported in the Issuer’s Form 10-Q. The calculation excludes 34,261,641 shares of the Issuer’s Class B Common Stock issued and outstanding as of July 28, 2022, as reported in the Issuer’s Form 10-Q, which outstanding shares of Class B Common Stock (none of which are held by the Reporting Persons), together with an equivalent number of membership units of EEH, are exchangeable by the holders thereof for shares of Class A Common Stock on a one-for-one basis.

1.	Names of Reporting Persons Warburg Pincus Energy (E&P)–A, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 6,487,916
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 6,487,916

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,487,916
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 6.21% (1)
12.	Type of Reporting Person (See Instructions) PN

(1)

This calculation is based on a total of 104,442,648 shares of Class A Common Stock issued and outstanding as of July 28, 2022 as reported in the Issuer’s Form 10-Q. The calculation excludes 34,261,641 shares of the Issuer’s Class B Common Stock issued and outstanding as of July 28, 2022, as reported in the Issuer’s Form 10-Q, which outstanding shares of Class B Common Stock (none of which are held by the Reporting Persons), together with an equivalent number of membership units of EEH, are exchangeable by the holders thereof for shares of Class A Common Stock on a one-for-one basis.

1.	Names of Reporting Persons Warburg Pincus Energy (E&P) Partners-B Chisholm, LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 56,424
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 56,424

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 56,424
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0.05% (1)
12.	Type of Reporting Person (See Instructions) OO (Limited Liability Company)

(1)

This calculation is based on a total of 104,442,648 shares of Class A Common Stock issued and outstanding as of July 28, 2022 as reported in the Issuer’s Form 10-Q. The calculation excludes 34,261,641 shares of the Issuer’s Class B Common Stock issued and outstanding as of July 28, 2022, as reported in the Issuer’s Form 10-Q, which outstanding shares of Class B Common Stock (none of which are held by the Reporting Persons), together with an equivalent number of membership units of EEH, are exchangeable by the holders thereof for shares of Class A Common Stock on a one-for-one basis.

1.	Names of Reporting Persons WP Energy Chisholm Holdings, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,767,775
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,767,775

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,767,775
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 1.69% (1)
12.	Type of Reporting Person (See Instructions) PN

(1)

This calculation is based on a total of 104,442,648 shares of Class A Common Stock issued and outstanding as of July 28, 2022 as reported in the Issuer’s Form 10-Q. The calculation excludes 34,261,641 shares of the Issuer’s Class B Common Stock issued and outstanding as of July 28, 2022, as reported in the Issuer’s Form 10-Q, which outstanding shares of Class B Common Stock (none of which are held by the Reporting Persons), together with an equivalent number of membership units of EEH, are exchangeable by the holders thereof for shares of Class A Common Stock on a one-for-one basis.

1.	Names of Reporting Persons WP Energy Partners Chisholm Holdings, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 144,739
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 144,739

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 144,739
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0.14% (1)
12.	Type of Reporting Person (See Instructions) PN

(1)

This calculation is based on a total of 104,442,648 shares of Class A Common Stock issued and outstanding as of July 28, 2022 as reported in the Issuer’s Form 10-Q. The calculation excludes 34,261,641 shares of the Issuer’s Class B Common Stock issued and outstanding as of July 28, 2022, as reported in the Issuer’s Form 10-Q, which outstanding shares of Class B Common Stock (none of which are held by the Reporting Persons), together with an equivalent number of membership units of EEH, are exchangeable by the holders thereof for shares of Class A Common Stock on a one-for-one basis.

1.	Names of Reporting Persons Warburg Pincus Private Equity (E&P) XII (A), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,793,043
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,793,043

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,793,043
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 1.72% (1)
12.	Type of Reporting Person (See Instructions) PN

(1)

This calculation is based on a total of 104,442,648 shares of Class A Common Stock issued and outstanding as of July 28, 2022 as reported in the Issuer’s Form 10-Q. The calculation excludes 34,261,641 shares of the Issuer’s Class B Common Stock issued and outstanding as of July 28, 2022, as reported in the Issuer’s Form 10-Q, which outstanding shares of Class B Common Stock (none of which are held by the Reporting Persons), together with an equivalent number of membership units of EEH, are exchangeable by the holders thereof for shares of Class A Common Stock on a one-for-one basis.

1.	Names of Reporting Persons WP XII Chisholm Holdings, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 2,558,148
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 2,558,148

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,558,148
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 2.45% (1)
12.	Type of Reporting Person (See Instructions) PN

(1)

This calculation is based on a total of 104,442,648 shares of Class A Common Stock issued and outstanding as of July 28, 2022 as reported in the Issuer’s Form 10-Q. The calculation excludes 34,261,641 shares of the Issuer’s Class B Common Stock issued and outstanding as of July 28, 2022, as reported in the Issuer’s Form 10-Q, which outstanding shares of Class B Common Stock (none of which are held by the Reporting Persons), together with an equivalent number of membership units of EEH, are exchangeable by the holders thereof for shares of Class A Common Stock on a one-for-one basis.

1.	Names of Reporting Persons Warburg Pincus XII (E&P) Partners-2 Chisholm, LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 28,064
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 28,064

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 28,064
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0.03% (1)
12.	Type of Reporting Person (See Instructions) OO (Limited Liability Company)

(1)

This calculation is based on a total of 104,442,648 shares of Class A Common Stock issued and outstanding as of July 28, 2022 as reported in the Issuer’s Form 10-Q. The calculation excludes 34,261,641 shares of the Issuer’s Class B Common Stock issued and outstanding as of July 28, 2022, as reported in the Issuer’s Form 10-Q, which outstanding shares of Class B Common Stock (none of which are held by the Reporting Persons), together with an equivalent number of membership units of EEH, are exchangeable by the holders thereof for shares of Class A Common Stock on a one-for-one basis.

1.	Names of Reporting Persons Warburg Pincus Private Equity (E&P) XII-D (A), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 43,029
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 43,029

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 43,029
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0.04% (1)
12.	Type of Reporting Person (See Instructions) PN

(1)

This calculation is based on a total of 104,442,648 shares of Class A Common Stock issued and outstanding as of July 28, 2022 as reported in the Issuer’s Form 10-Q. The calculation excludes 34,261,641 shares of the Issuer’s Class B Common Stock issued and outstanding as of July 28, 2022, as reported in the Issuer’s Form 10-Q, which outstanding shares of Class B Common Stock (none of which are held by the Reporting Persons), together with an equivalent number of membership units of EEH, are exchangeable by the holders thereof for shares of Class A Common Stock on a one-for-one basis.

1.	Names of Reporting Persons Warburg Pincus Private Equity (E&P) XII-E (A), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 65,107
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 65,107

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 65,107
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0.06% (1)
12.	Type of Reporting Person (See Instructions) PN

(1)

This calculation is based on a total of 104,442,648 shares of Class A Common Stock issued and outstanding as of July 28, 2022 as reported in the Issuer’s Form 10-Q. The calculation excludes 34,261,641 shares of the Issuer’s Class B Common Stock issued and outstanding as of July 28, 2022, as reported in the Issuer’s Form 10-Q, which outstanding shares of Class B Common Stock (none of which are held by the Reporting Persons), together with an equivalent number of membership units of EEH, are exchangeable by the holders thereof for shares of Class A Common Stock on a one-for-one basis.

1.	Names of Reporting Persons Warburg Pincus XII (E&P) Partners-1, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 301,743
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 301,743

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 301,743
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0.29% (1)
12.	Type of Reporting Person (See Instructions) PN

(1)

This calculation is based on a total of 104,442,648 shares of Class A Common Stock issued and outstanding as of July 28, 2022 as reported in the Issuer’s Form 10-Q. The calculation excludes 34,261,641 shares of the Issuer’s Class B Common Stock issued and outstanding as of July 28, 2022, as reported in the Issuer’s Form 10-Q, which outstanding shares of Class B Common Stock (none of which are held by the Reporting Persons), together with an equivalent number of membership units of EEH, are exchangeable by the holders thereof for shares of Class A Common Stock on a one-for-one basis.

1.	Names of Reporting Persons WP XII (E&P) Partners (A), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 117,263
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 117,263

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 117,263
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0.11% (1)
12.	Type of Reporting Person (See Instructions) PN

(1)

This calculation is based on a total of 104,442,648 shares of Class A Common Stock issued and outstanding as of July 28, 2022 as reported in the Issuer’s Form 10-Q. The calculation excludes 34,261,641 shares of the Issuer’s Class B Common Stock issued and outstanding as of July 28, 2022, as reported in the Issuer’s Form 10-Q, which outstanding shares of Class B Common Stock (none of which are held by the Reporting Persons), together with an equivalent number of membership units of EEH, are exchangeable by the holders thereof for shares of Class A Common Stock on a one-for-one basis.

1.	Names of Reporting Persons Warburg Pincus XII (E&P) Partners-2, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 28,064
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 28,064

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 28,064
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0.03% (1)
12.	Type of Reporting Person (See Instructions) PN

(1)

This calculation is based on a total of 104,442,648 shares of Class A Common Stock issued and outstanding as of July 28, 2022 as reported in the Issuer’s Form 10-Q. The calculation excludes 34,261,641 shares of the Issuer’s Class B Common Stock issued and outstanding as of July 28, 2022, as reported in the Issuer’s Form 10-Q, which outstanding shares of Class B Common Stock (none of which are held by the Reporting Persons), together with an equivalent number of membership units of EEH, are exchangeable by the holders thereof for shares of Class A Common Stock on a one-for-one basis.

1.	Names of Reporting Persons Warburg Pincus (E&P) XII, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 4,878,333
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 4,878,333

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,878,333
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 4.67% (1)
12.	Type of Reporting Person (See Instructions) PN

(1)

This calculation is based on a total of 104,442,648 shares of Class A Common Stock issued and outstanding as of July 28, 2022 as reported in the Issuer’s Form 10-Q. The calculation excludes 34,261,641 shares of the Issuer’s Class B Common Stock issued and outstanding as of July 28, 2022, as reported in the Issuer’s Form 10-Q, which outstanding shares of Class B Common Stock (none of which are held by the Reporting Persons), together with an equivalent number of membership units of EEH, are exchangeable by the holders thereof for shares of Class A Common Stock on a one-for-one basis.

1.	Names of Reporting Persons Warburg Pincus (E&P) XII LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 4,878,333
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 4,878,333

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,878,333
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 4.67% (1)
12.	Type of Reporting Person (See Instructions) OO (Limited Liability Company)

(1)

This calculation is based on a total of 104,442,648 shares of Class A Common Stock issued and outstanding as of July 28, 2022 as reported in the Issuer’s Form 10-Q. The calculation excludes 34,261,641 shares of the Issuer’s Class B Common Stock issued and outstanding as of July 28, 2022, as reported in the Issuer’s Form 10-Q, which outstanding shares of Class B Common Stock (none of which are held by the Reporting Persons), together with an equivalent number of membership units of EEH, are exchangeable by the holders thereof for shares of Class A Common Stock on a one-for-one basis.

1.	Names of Reporting Persons Warburg Pincus (E&P) Energy GP, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 11,491,173
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 11,491,173

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,491,173
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 11.00%
12.	Type of Reporting Person (See Instructions) PN

(1)

This calculation is based on a total of 104,442,648 shares of Class A Common Stock issued and outstanding as of July 28, 2022 as reported in the Issuer’s Form 10-Q. The calculation excludes 34,261,641 shares of the Issuer’s Class B Common Stock issued and outstanding as of July 28, 2022, as reported in the Issuer’s Form 10-Q, which outstanding shares of Class B Common Stock (none of which are held by the Reporting Persons), together with an equivalent number of membership units of EEH, are exchangeable by the holders thereof for shares of Class A Common Stock on a one-for-one basis.

1.	Names of Reporting Persons Warburg Pincus (E&P) Energy LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 11,491,173
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 11,491,173

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,491,173
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 11.00%
12.	Type of Reporting Person (See Instructions) OO (Limited Liability Company)

(1)

This calculation is based on a total of 104,442,648 shares of Class A Common Stock issued and outstanding as of July 28, 2022 as reported in the Issuer’s Form 10-Q. The calculation excludes 34,261,641 shares of the Issuer’s Class B Common Stock issued and outstanding as of July 28, 2022, as reported in the Issuer’s Form 10-Q, which outstanding shares of Class B Common Stock (none of which are held by the Reporting Persons), together with an equivalent number of membership units of EEH, are exchangeable by the holders thereof for shares of Class A Common Stock on a one-for-one basis.

1.	Names of Reporting Persons Warburg Pincus Partners II (US), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 19,689,956
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 19,689,956

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 19,689,956
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 18.85% (1)
12.	Type of Reporting Person (See Instructions) PN

(1)

This calculation is based on a total of 104,442,648 shares of Class A Common Stock issued and outstanding as of July 28, 2022 as reported in the Issuer’s Form 10-Q. The calculation excludes 34,261,641 shares of the Issuer’s Class B Common Stock issued and outstanding as of July 28, 2022, as reported in the Issuer’s Form 10-Q, which outstanding shares of Class B Common Stock (none of which are held by the Reporting Persons), together with an equivalent number of membership units of EEH, are exchangeable by the holders thereof for shares of Class A Common Stock on a one-for-one basis.

1.	Names of Reporting Persons Warburg Pincus & Company US, LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization New York

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 19,689,956
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 19,689,956

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 19,689,956
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 18.85% (1)
12.	Type of Reporting Person (See Instructions) OO (Limited Liability Company)

(1)

This calculation is based on a total of 104,442,648 shares of Class A Common Stock issued and outstanding as of July 28, 2022 as reported in the Issuer’s Form 10-Q. The calculation excludes 34,261,641 shares of the Issuer’s Class B Common Stock issued and outstanding as of July 28, 2022, as reported in the Issuer’s Form 10-Q, which outstanding shares of Class B Common Stock (none of which are held by the Reporting Persons), together with an equivalent number of membership units of EEH, are exchangeable by the holders thereof for shares of Class A Common Stock on a one-for-one basis.

1.	Names of Reporting Persons Warburg Pincus LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization New York

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 11,114,777
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 11,114,777

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,114,777
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 10.64% (1)
12.	Type of Reporting Person (See Instructions) OO (Limited Liability Company)

(1)

This calculation is based on a total of 104,442,648 shares of Class A Common Stock issued and outstanding as of July 28, 2022 as reported in the Issuer’s Form 10-Q. The calculation excludes 34,261,641 shares of the Issuer’s Class B Common Stock issued and outstanding as of July 28, 2022, as reported in the Issuer’s Form 10-Q, which outstanding shares of Class B Common Stock (none of which are held by the Reporting Persons), together with an equivalent number of membership units of EEH, are exchangeable by the holders thereof for shares of Class A Common Stock on a one-for-one basis.

Explanatory Note

This Schedule 13G (this “Schedule 13G”) relates to the shares of Class A Common Stock of the Issuer whose principal executive office is located at 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380. The Reporting Persons (as defined below) previously filed a Schedule 13D (the “Original Schedule 13D”) with the Securities and Exchange Commission (the “SEC”) on January 19, 2021, as amended by Amendment No. 1 filed with the SEC on February 23, 2022 (“Amendment No. 1”), as amended by Amendment No. 2 filed with the SEC on August 1, 2022 (“Amendment No. 2” and, as further amended, supplemented or restated hereby, the “Schedule 13D”). Effective July 28, 2022, the Reporting Persons have ceased to have the right to nominate one designee for election to the Issuer’s board of directors and, following the sale of an aggregate of 6,700,000 shares of Class A Common Stock on August 17, 2022, the Reporting Persons no longer hold more than 20% of the outstanding Class A Common Stock. As of the filing of this Schedule 13G, the Reporting Persons do not hold the securities with the purpose or effect of changing or influencing control of the Issuer. As such, this Schedule 13G is deemed to amend the Schedule 13D. Unless otherwise indicated herein, capitalized terms used but not defined in this Schedule 13G shall have the same meanings herein as are ascribed to such terms in the Schedule 13D.

Item 1(a).	Name of Issuer

Earthstone Energy, Inc. (the “Issuer”)

Item 1(b).	Address of the Issuer’s Principal Executive Offices

1400 Woodloch Forest Drive, Suite 300 The Woodlands, Texas 77380

Item 2(a).	Names of Persons Filing

This Schedule 13G is filed by the entities and persons listed below, all of whom together are referred to herein as the “Reporting Persons”:

1.  Warburg Pincus Private Equity (E&P) XI – A, L.P. (“WP E&P XI A”)

2.  Warburg Pincus XI (E&P) Partners – A, L.P. (“WP XI E&P Partners A”)

3.  WP IRH Holdings, L.P. (“WP IRH Holdings”)

4.  Warburg Pincus XI (E&P) Partners-B IRH, LLC (“WP XI E&P Partners B IRH”)

5.  Warburg Pincus XI (E&P) Partners – B, L.P. (“WP XI E&P Partners B”)

6.  Warburg Pincus (E&P) XI, L.P. (“WP XI E&P GP”)

7.  Warburg Pincus (E&P) XI LLC (“WP XI E&P GP LLC”)

8.  Warburg Pincus Partners (E&P) XI LLC (“WPP E&P XI”)

9.  WP Energy IRH Holdings, L.P. (“WPE IRH Holdings”)

10.  WP Energy Partners IRH Holdings, L.P. (“WPE Partners IRH Holdings”)

11.  Warburg Pincus Energy (E&P) Partners-B IRH, LLC (“WPE E&P Partners B IRH”)

12.  Warburg Pincus Energy (E&P) Partners-B, L.P. (“WPE E&P Partners B”)

13.  Warburg Pincus Energy (E&P) Partners-A, L.P. (“WPE E&P Partners A”)

14.  Warburg Pincus Energy (E&P)-A, L.P. (“WPE E&P A”)

15.  Warburg Pincus Energy (E&P) Partners-B Chisholm, LLC (“WPE E&P Partners B Chisholm”)

16.  WP Energy Chisholm Holdings, L.P. (“WPE Chisholm Holdings”)

17.  WP Energy Partners Chisholm Holdings, L.P. (“WPEP Chisholm Holdings”)

18.  Warburg Pincus Private Equity (E&P) XII (A), L.P. (“WP PE E&P XII”)

19.  WP XII Chisholm Holdings, L.P. (“WP XII Chisholm Holdings”)

20.  Warburg Pincus XII (E&P) Partners-2 Chisholm, LLC (“WP XII E&P Partners 2 Chisholm”)

21.  Warburg Pincus Private Equity (E&P) XII-D (A), L.P. (“WP PE E&P XII D”)

22.  Warburg Pincus Private Equity (E&P) XII-E (A), L.P. (“WP PE E&P XII E”)

23.  Warburg Pincus XII (E&P) Partners-1, L.P. (“WP XII E&P Partners 1”)

24.  WP XII (E&P) Partners (A), L.P. (“WP XII E&P Partners A”)

25.  Warburg Pincus XII (E&P) Partners-2, L.P. (“WP XII E&P Partners 2”)

26.  Warburg Pincus (E&P) XII, L.P. (“WP E&P XII”)

27.  Warburg Pincus (E&P) XII LLC (“WP E&P XII LLC”)

28.  Warburg Pincus (E&P) Energy GP, L.P. (“WPE E&P GP”)

29.  Warburg Pincus (E&P) Energy LLC (“WPE E&P GP LLC”)

30.  Warburg Pincus Partners II (US), L.P. (“WPP II US”)

31.  Warburg Pincus & Company US, LLC (“WP & Co. US LLC”)

32.  Warburg Pincus LLC (“WP LLC”)

Each of the Reporting Persons, except for WP & Co. US LLC and WP LLC, is organized under the laws of the state of Delaware. WP & Co. US LLC and WP LLC are organized under the laws of the state of New York.

WPE E&P Partners B is the managing member of WPE E&P Partners B Chisholm and the general partner of WPE E&P Partners B IRH. WP E&P GP is the general partner of WPE E&P A, WPE E&P Partners A, WPE E&P Partners B, WPE IRH Holdings, WPE Partners IRH Holdings, WPE Chisholm Holdings and WPEP Chisholm Holdings. WPE E&P GP LLC is the general partner of WPE E&P GP. WP XI E&P Partners B is the general partner of WP XI E&P Partners B IRH. WP XI E&P GP is the general partner of WP E&P XI A, WP XI E&P Partners A, WP IRH Holdings, and WP XI E&P Partners B. WP XI E&P GP LLC is the general partner of WP XI E&P GP. WPP E&P XI is the managing member of WP XI E&P GP LLC. WP XII E&P Partners 2 is the managing member of WP XII E&P Partners 2 Chisholm. WP E&P XII is the general partner of WP XII E&P Partners 2, WP PE E&P XII, WP XII Chisholm Holdings, WP PE E&P XII D, WP PE E&P XII E, WP XII E&P Partners A and WP XII E&P Partners 1. WP E&P XII LLC is the general partner of WP E&P XII. WPP II US is the managing member of WPP E&P XI, WP E&P XII LLC and WPE E&P GP LLC. WP & Co. US LLC is the general partner of WPP II US. WP LLC is a registered investment adviser, and the manager of WP PE E&P XII, WP PE E&P XII D, WP PE E&P XII E, WP XII E&P Partners 1, WP XII E&P Partners A, WP E&P XI A, WP XI E&P Partners A, WP XI E&P Partners B, WPE E&P Partners A, WPE E&P Partners B and WPE E&P A.

Item 2(b).	Address of the Principal Business Office, or if none, Residence:

The principal business addresses of each of the Reporting Persons is c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York 10017.

Item 2(c).	Citizenship

See responses to Item 4 on each cover page.

Item 2(d).	Title of Class of Securities

Class A Common Stock, par value $0.001 per share

Item 2(e).	CUSIP Number

27032D304

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a(n):

Not Applicable.

Item 4.

Ownership

The information required by Items 4(a)-(c) is set forth in Items 5-11 of the cover page hereto for each Reporting Person and is incorporated herein by reference for each such Reporting Person.

The Reporting Persons hold an aggregate total of 19,689,956 shares of Common Stock of the Issuer (approximately 18.85% of the outstanding shares of Common Stock of the Issuer). Each Reporting Person expressly disclaims beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) with respect to any shares of Common Stock of the Issuer other than the shares of Common Stock of the Issuer owned of record by such Reporting Person.

The percentages used herein are calculated based on a total of 104,442,648 shares of Class A Common Stock of the Issuer issued and outstanding as of July 28, 2022 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 4, 2022 (the “Form 10-Q”). The calculation excludes 34,261,641 shares of the Issuer’s Class B common stock, par value $0.001 per share (“Class B Common Stock”), issued and outstanding as of July 28, 2022, as reported in the Issuer’s Form 10-Q, which outstanding shares of Class B Common Stock (none of which are held by the Reporting Persons), together with an equivalent number of membership units of Earthstone Energy Holdings, LLC, are exchangeable by the holders thereof for shares of Class A Common Stock on a one-for-one basis.

Item 5.	Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable.

Item 8.	Identification and Classification of Members of the Group

Not Applicable.

Item 9.	Notice of Dissolution of Group

Not Applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 22, 2022

Warburg Pincus Private Equity (E&P) XI – A, L.P.

By:	Warburg Pincus (E&P) XI, L.P., its general partner
By:	Warburg Pincus (E&P) XI LLC, its general partner
By:	Warburg Pincus Partners (E&P) XI LLC, its sole
member
By:	Warburg Pincus Partners II (US), L.P., its managing
member
By:	Warburg Pincus & Company US, LLC, its general
partner

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorized Signatory

Warburg Pincus XI (E&P) Partners – A, L.P.

By:	Warburg Pincus (E&P) XI, L.P., its general partner
By:	Warburg Pincus (E&P) XI LLC, its general partner
By:	Warburg Pincus Partners (E&P) XI LLC, its sole
member
By:	Warburg Pincus Partners II (US), L.P., its managing
member
By:	Warburg Pincus & Company US, LLC, its general
partner

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorized Signatory

WP IRH Holdings, L.P.

By:	Warburg Pincus (E&P) XI, L.P., its general partner
By:	Warburg Pincus (E&P) XI LLC, its general partner
By:	Warburg Pincus Partners (E&P) XI LLC, its sole
member
By:	Warburg Pincus Partners II (US), L.P., its managing
member
By:	Warburg Pincus & Company US, LLC, its general
partner

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorized Signatory

Warburg Pincus XI (E&P) Partners-B IRH, LLC

By:	Warburg Pincus XI (E&P) Partners – B, L.P., its
managing member
By:	Warburg Pincus (E&P) XI, L.P., its general partner
By:	Warburg Pincus (E&P) XI LLC, its general partner
By:	Warburg Pincus Partners (E&P) XI LLC, its sole
member
By:	Warburg Pincus Partners II (US), L.P., its managing
member
By:	Warburg Pincus & Company US, LLC, its general
partner

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorized Signatory

Warburg Pincus XI (E&P) Partners – B, L.P.

By:	Warburg Pincus (E&P) XI, L.P., its general partner
By:	Warburg Pincus (E&P) XI LLC, its general partner
By:	Warburg Pincus Partners (E&P) XI LLC, its sole
member
By:	Warburg Pincus Partners II (US), L.P., its managing
member
By:	Warburg Pincus & Company US, LLC, its general
partner

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorized Signatory

Warburg Pincus (E&P) XI LLC

By:	Warburg Pincus Partners (E&P) XI LLC, its sole
member
By:	Warburg Pincus Partners II (US), L.P., its managing
member
By:	Warburg Pincus & Company US, LLC, its general
partner

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorized Signatory

Warburg Pincus Partners (E&P) XI LLC

By:	Warburg Pincus Partners II (US), L.P., its managing
member
By:	Warburg Pincus & Company US, LLC, its general
partner

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorized Signatory

WP Energy IRH Holdings, L.P.

By:	Warburg Pincus (E&P) Energy GP, L.P., its general
partner
By:	Warburg Pincus (E&P) Energy LLC, its general
partner
By:	Warburg Pincus Partners II (US), L.P., its managing
member
By:	Warburg Pincus & Company US, LLC, its general
partner

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorized Signatory

WP Energy Partners IRH Holdings, L.P.

By:	Warburg Pincus (E&P) Energy GP, L.P., its general
partner
By:	Warburg Pincus (E&P) Energy LLC, its general
partner
By:	Warburg Pincus Partners II (US), L.P., its managing
member
By:	Warburg Pincus & Company US, LLC, its general
partner

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorized Signatory

Warburg Pincus Energy (E&P) Partners-B IRH, LLC

By:	Warburg Pincus Energy (E&P) Partners-B, L.P., its
managing member
By:	Warburg Pincus (E&P) Energy GP, L.P., its general
partner
By:	Warburg Pincus (E&P) Energy LLC, its general
partner

By:	Warburg Pincus Partners II (US), L.P., its managing
member
By:	Warburg Pincus & Company US, LLC, its general
partner

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorized Signatory

Warburg Pincus Energy (E&P) Partners-B, L.P.

By:	Warburg Pincus (E&P) Energy GP, L.P., its general
partner
By:	Warburg Pincus (E&P) Energy LLC, its general
partner
By:	Warburg Pincus Partners II (US), L.P., its managing
member
By:	Warburg Pincus & Company US, LLC, its general
partner

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorized Signatory

Warburg Pincus Energy (E&P) Partners-A, L.P.

By:	Pincus (E&P) Energy GP, L.P., its general partner
By:	Warburg Pincus (E&P) Energy LLC, its general
partner
By:	Warburg Pincus Partners II (US), L.P., its managing
member
By:	Warburg Pincus & Company US, LLC, its general
partner

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorized Signatory

Warburg Pincus Energy (E&P)-A, L.P.

By:	Warburg Pincus (E&P) Energy GP, L.P., its general
partner
By:	Warburg Pincus (E&P) Energy LLC, its general
partner
By:	Warburg Pincus Partners II (US), L.P., its managing
member
By:	Warburg Pincus & Company US, LLC, its general
partner

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorized Signatory

WARBURG PINCUS (E&P) XII, L.P.

By:	Warburg Pincus (E&P) XII LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing
member
By:	Warburg Pincus & Company US, LLC, its general
partner

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorized Signatory

WARBURG PINCUS (E&P) XII LLC

By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Authorized Signatory

WARBURG PINCUS ENERGY (E&P) PARTNERS-B CHISHOLM, LLC

By:	Warburg Pincus Energy (E&P) Partners-B, L.P.,
its managing member
By:	Warburg Pincus (E&P) Energy GP, L.P., its
general partner
By:	Warburg Pincus (E&P) Energy LLC, its general
partner
By:	Warburg Pincus Partners II (US), L.P., its
managing member
By:	Warburg Pincus & Company US, LLC, its
general partner

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Authorized Signatory

WP ENERGY CHISHOLM HOLDINGS, L.P.

By:	Warburg Pincus (E&P) Energy GP, L.P., its general partner
By:	Warburg Pincus (E&P) Energy LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Authorized Signatory

WP ENERGY PARTNERS CHISHOLM HOLDINGS, L.P.
By:	Warburg Pincus (E&P) Energy GP, L.P., its general partner
By:	Warburg Pincus (E&P) Energy LLC, its general partner

By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Authorized Signatory

WARBURG PINCUS PRIVATE EQUITY (E&P) XII (A), L.P.

By:	Warburg Pincus (E&P) XII, L.P., its general partner
By:	Warburg Pincus (E&P) XII LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Authorized Signatory

WP XII CHISHOLM HOLDINGS, L.P.

By:	Warburg Pincus (E&P) XII, L.P., its general partner
By:	Warburg Pincus (E&P) XII LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Authorized Signatory

WARBURG PINCUS XII (E&P) PARTNERS-2 CHISHOLM, LLC

By:	Warburg Pincus XII (E&P) Partners-2, L.P., its managing member
By:	Warburg Pincus (E&P) XII, L.P., its general partner
By:	Warburg Pincus (E&P) XII LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Authorized Signatory

WARBURG PINCUS PRIVATE EQUITY (E&P) XII-D (A), L.P.

By:	Warburg Pincus (E&P) XII, L.P., its general partner
By:	Warburg Pincus (E&P) XII LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Authorized Signatory

WARBURG PINCUS PRIVATE EQUITY (E&P) XII-E (A), L.P.

By:	Warburg Pincus (E&P) XII, L.P., its general partner
By:	Warburg Pincus (E&P) XII LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Authorized Signatory

WP XII (E&P) PARTNERS (A), L.P.

By:	Warburg Pincus (E&P) XII, L.P., its general partner
By:	Warburg Pincus (E&P) XII LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Authorized Signatory

WARBURG PINCUS XII (E&P) PARTNERS-1, L.P.

By:	Warburg Pincus (E&P) XII, L.P., its general partner
By:	Warburg Pincus (E&P) XII LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Authorized Signatory

WARBURG PINCUS XII (E&P) PARTNERS-2, L.P.

By:	Warburg Pincus (E&P) XII, L.P., its general partner
By:	Warburg Pincus (E&P) XII LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Authorized Signatory

WARBURG PINCUS (E&P) ENERGY GP, L.P.

By:	Warburg Pincus (E&P) Energy LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title:	Authorized Signatory

WARBURG PINCUS (E&P) ENERGY LLC

By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorized Signatory

WARBURG PINCUS PARTNERS II (US), L.P.

By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorized Signatory

WARBURG PINCUS & COMPANY US, LLC

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorized Signatory

WARBURG PINCUS LLC

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Managing Director

EXHIBIT LIST

Exhibit A	Joint Filing Agreement, dated as of August 22, 2022